Exhibit 10.2

RESTRICTED SHARE UNIT AWARD AGREEMENT

Date of the Award:

Participant:

Number of Restricted Share Units Awarded:

     1. Grant of Restricted Share Units. Subject to the terms and conditions of the 2000 Dun & Bradstreet Corporation Nonemployee Directors’ Stock Incentive Plan (the “Plan”) and the additional terms and conditions set forth in this Agreement, The Dun & Bradstreet Corporation (the “Company”) hereby grants to the Participant named above an award of the number of restricted share units (RSUs) set forth above. Each RSU represents the right to receive a share of the Company’s common stock (“Share”) upon the earlier of (a) the third anniversary of the Date of the Award set forth above or (b) termination of the Participant’s service as a director of the Company for any reason. At least thirteen months prior to the third anniversary of the Date of the Award, the Participant may elect, in writing, to defer the receipt of Shares until termination of the Participant’s service as director of the Company for any reason.

     2. Dividend Equivalents. In the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant on the dividend record date, and shall be expressed as an additional amount of RSUs, such amount to be calculated based on the Fair Market Value (as defined in the Plan) of a Share on the dividend payment date.

     3. Rights as a Stockholder. The Participant shall have no rights as a shareholder until the Participant has received a Share certificate in respect of his or her RSUs pursuant to Section 1 hereof.

     4. Restrictions on Certificates. The certificates delivered to the Participant as contemplated by Section 3 above shall be subject to such restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws.

     5. Transferability. The RSUs are not transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

     6. Change in Capitalization. In the event of a change in the outstanding Shares of the Company, the RSUs shall be treated as set forth in the Plan.

     7. Securities Laws. The granting of RSUs hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

     8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York.

     9. Restricted Share Unit Award Subject to Plan. This Award shall be subject to all applicable terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

     IN WITNESS WHEREOF, the Company has executed this Agreement as of the date set forth above.

THE DUN & BRADSTREET CORPORATION

By:

Name:
Title: